EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-39484, 333-30751 and 33-95062) pertaining to the BioCryst Pharmaceuticals, Inc. 1991 Stock Option Plan, as amended and restated as of March 6, 2000, and in the Registration Statement (Form S-8 Nos. 333-90582 and 33-95062) pertaining to the BioCryst Pharmaceuticals, Inc. Employee Stock Purchase Plan, of our report dated January 24, 2003, with respect to the financial statements of BioCryst Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG, LLP

Birmingham, Alabama
March 17, 2003

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